IFF


INTERNATIONAL FLAVORS &                   521 WEST 57 STREET, NEW YORK, NY 10019
FRAGRANCES INC.                           (212)765-5500
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CREATORS AND MANUFACTURERS OF FLAVORS,                        FAX: (212)708-7132
FRAGRANCES AND AROMA CHEMICALS


                                             March 24, 1999



Mr. Ronald S. Fenn
1537 Washington Valley Road
Bridgewater, New Jersey 08807

Dear Ron:

     With the support of International Flavors & Fragrances Inc. ("IFF"), you have elected to assume, effectively immediately, the role of Vice President of the International Fragrance Association ("IFRA") and, for the two-year period commencing November 1, 2000, the Presidency of IFRA. In addition, you have agreed to continue as IFF's representative on the Boards of the Fragrance Materials Association ("FMA") and the Research Institute for Fragrance Materials ("RIFM). In connection with your undertaking these roles, you and IFF have agreed to supplement and amend the letter agreement between you and IFF dated March 3, 1998 and executed by you on March 10, 1998 (the "Letter Agreement") as set forth below. All capitalized terms not defined in this letter agreement (this "Agreement") will have the same meanings as in the Letter Agreement. For purposes of this Agreement and the Letter Agreement, that portion of the period of your service as President of IFRA after the Retirement Date through the earlier of the termination of your IFRA Presidency or November 1, 2002 will be referred to as the "Interim Period". Other than as supplemented or amended this Agreement, the Letter Agreement will remain in full force and effect.

1. At the commencement of your term as the President of IFRA, IFF will pay you in acknowledgement of your undertaking such service the sum of $30,000. That sum will bear interest at a rate of seven percent (7%) per annum from March 1, 1999 until it is paid. From the aggregate sum owed to you IFF will withhold

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                                                              MR. RONALD S. FENN
                                                                  MARCH 24, 1999
                                                               PAGE 2 OF 3 PAGES

     such taxes as may be required by law at the time of payment.

2. You acknowledge and agree that (a) prior to the Interim Period you will receive no additional salary or other compensation from IFF in respect of your activities on behalf of IFRA, and (b) during the Interim Period you will receive no salary or other remuneration from IFF other than payments and/ or benefits due you as a retired employee of IFF. IFF acknowledges and agrees, however, that your service with and activities on behalf of IFRA, FMA and RIFM will fully satisfy the requirement, set forth in Section 3 of the Letter Agreement, that you provide 40 hours per month of services to IFF during the Pre-Retirement Period. Moreover, prior to and during the Interim Period IFF will reimburse you for all reasonable expenses you incur that are not reimbursed by IFRA or others in connection with your activities as Vice President or President of IFRA and/or your activities on behalf of FMA or RIFM. Prior to the Retirement Date such expenses are to be included with other business-related expenses, and are subject to the same in accordance with IFF policy. During the Interim Period you agree to submit such expenses monthly to the Office of the Chairman and President of IFF, using the standard IFF expense reimbursement form and providing the same supporting documentation as is required of active IFF employees.

3. During the Interim Period, although you will participate in the IFF medical plan for retirees, upon your submission of appropriate documentation IFF will reimburse you (a) for any amounts which you must pay under that plan which are greater than the amounts which you would have had to pay had you remained as an active IFF employee during the Interim Period, and (b) for dental expenses equivalent to those provided to active employees under the IFF Dental Plan.

4. During the Interim Period you will either continue to participate in the IFF Accidental Death and Dismemberment Insurance Plan or, if such continued


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                                                              MR. RONALD S. FENN
                                                                  MARCH 24, 1999
                                                               PAGE 3 OF 3 PAGES

     participation is not possible, at no cost to you IFF will purchase accidental death and dismemberment insurance substantially equivalent to the coverage you would enjoy if you were an active IFF employee.

5. Should you elect pursuant to Section 2 of the Letter Agreement to commence receiving your pension prior to your 65th birthday, together with pension payable under the Retirement Plans IFF will pay you as a supplemental pension benefit an amount equal to the amount by which your pension will be reduced under the requirements of the Retirement Plans because you have elected to commence receiving your pension earlier than your 65th birthday.

6. Section 11 of the Letter Agreement is hereby amended by deleting the date "December 31, 2002" in line 4 and inserting in lieu thereof the date "December 31, 2003."

     Please sign and date both copies of this Agreement in the space provided below and return one fully executed copy. The other is for your files.

     Ron, thank you for undertaking the IFRA assignment. All of us at IFF know that you will do an outstanding job.

                                               Sincerely yours,



                                               /s/STUART R. MACONOCHIE
                                               ------------------------
                                                  Stuart R. Maconochie
                                                  Vice-President
                                                  President, IFF Fragrances

AGREED AND ACCEPTED:



/s/RONALD S. FENN
-----------------
   Ronald S. Fenn
   March 24, 1999